UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) of The Securities Exchange Act of 1934

June 24, 2021 (June 20, 2021)

Date of Report (Date of earliest event reported)

RAVEN INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

____________________________

SD	001-07982	46-0246171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 East 6th Street, P.O. Box 5107	Sioux Falls, SD	57117-5107
(Address of principal executive offices)		(Zip Code)

(605) 336-2750

(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1 par value	RAVN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

Overview

As previously announced, on June 20, 2021, Raven Industries, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CNH Industrial N.V., a Netherlands public limited liability company (“CNH Industrial”), and CNH Industrial South Dakota, Inc., a South Dakota corporation and wholly owned subsidiary of CNH Industrial (“Merger Subsidiary”), pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Merger Subsidiary will merge with and into the Company (the “Merger”). As a result of the Merger, Merger Subsidiary will cease to exist, and the Company will survive as a wholly owned subsidiary of CNH Industrial.

Subject to the terms and conditions of the Merger Agreement, which has been approved by the boards of directors of the respective parties, at the effective time of the Merger (the “Effective Time”), each share of Company common stock issued and outstanding immediately prior to the Effective Time (other than each share held by the Company, CNH Industrial or any of their respective subsidiaries) will be converted into the right to receive $58.00 in cash, without interest (the “Merger Consideration”).

Conditions to the Merger

The completion of the Merger is subject to the satisfaction or waiver of customary conditions, including, without limitation, (1) the approval of the Merger Agreement and the transactions contemplated thereunder by the Company’s shareholders (the “Shareholder Approval”), (2) the absence of any order or injunction issued by any court of competent jurisdiction in the United States preventing or making illegal the consummation of the Merger, (3) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (4) the receipt of all other required regulatory approvals, (5) receipt of CFIUS Approval (as defined in the Merger Agreement) and (6) subject to certain qualifications, the accuracy of representations and warranties of the Company, CNH Industrial and Merger Subsidiary, as applicable, under the Merger Agreement and the performance in all material respects by the Company, CNH Industrial and Merger Subsidiary, as applicable, of their obligations under the Merger Agreement.

Representations and Warranties; Covenants

The Merger Agreement includes customary representations, warranties and covenants of the Company, CNH Industrial and Merger Subsidiary. Between the date of execution of the Merger Agreement and the Effective Time, the Company has agreed to conduct its business in the ordinary course and use its reasonable best efforts to preserve intact its business organizations and relationships with third parties, including governmental authorities with jurisdiction over the Company’s operations, customers, suppliers and other third parties and to keep available the services of its present officers and key employees.

In addition, subject to certain exceptions, the Company has agreed not to, and to cause its subsidiaries not to, and to instruct its and its subsidiaries’ respective officers, directors and employees and instruct their investment bankers, attorneys, accountants, consultants or other agents or advisors not to, directly or indirectly (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined in the Merger Agreement) or offer or inquiry that would reasonably be expected to lead to any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or otherwise knowingly cooperate in any way, or assist, participate in, knowingly facilitate or otherwise knowingly encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) make an Adverse Recommendation Change (as defined in the Merger Agreement), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement, (v) approve any transaction under, or any person becoming an “interested shareholder” under the South Dakota Business Corporation Act, (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, or (vii) publicly propose to do any of the foregoing. Notwithstanding these restrictions, the Company may under certain circumstances provide information to and engage in discussions or negotiations with third parties with respect to a bona fide written Acquisition Proposal that the board of directors (the “Board”) of the Company reasonably believes, after consultation with the Company’s financial advisor, constitutes or is reasonably likely to lead to a Superior Proposal (as defined in the Merger Agreement) and the Board of the Company determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law. In addition, the Board of the Company is permitted, subject to the terms and conditions set forth in the Merger Agreement, to make an Adverse Recommendation Change following receipt of a Superior Proposal that did not result from a willful and material breach of the no-shop covenants in the Merger Agreement or in response to an Intervening Event (as defined in the Merger Agreement), subject, in each case, to certain matching rights in favor of CNH Industrial.

Each of the Company and CNH Industrial has agreed to use reasonable best efforts to cause the Merger to be consummated. Under the terms of the Merger Agreement, CNH Industrial is required to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Merger, including divestitures, acceptance of restrictions on business operations and litigation to obtain required regulatory approvals. Notwithstanding the foregoing, CNH Industrial is not required to take any action that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Applied Technologies operating segment of the Company or of CNH Industrial and its subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its subsidiaries, taken as a whole).

Termination and Termination Fees

The Merger Agreement includes termination provisions for both the Company and CNH Industrial, including if the Merger has not been consummated on or before July 1, 2022 (the “End Date”), and provides that, in connection with a termination of the Merger Agreement under specified circumstances, the Company will be required to pay CNH Industrial a termination fee of $64 million. Such specified circumstances for the payment of a termination fee by the Company include, among others, (i) termination by CNH Industrial in connection with an Adverse Recommendation Change by the Company’s Board and (ii) termination by the Company in connection with the entry into a Superior Proposal (as defined in the Merger Agreement). In addition, under certain circumstances the termination fee may be payable if the Merger Agreement is terminated and the Company subsequently enters into or consummates an alternative Acquisition Proposal within one year of such termination. The Merger Agreement also provides that CNH Industrial will be required to pay the Company a termination fee of $200 million under certain circumstances if the Merger Agreement is terminated in connection with a failure to obtain required regulatory approvals.

Treatment of Equity Awards

The Merger Agreement provides that, at or immediately prior to the Effective Time, the outstanding equity awards of the Company will be treated as follows:

Each restricted stock unit (a “Raven RSU”) that is outstanding under the Company’s 2019 Equity Incentive Plan, the Company’s Amended and Restated 2010 Stock Incentive Plan or the Company’s Deferred Stock Compensation Plan for Directors of the Company (together, the “Raven Stock Plans”), whether vested or not vested, will automatically be canceled in exchange for the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of common stock represented by the Raven RSU. Any accrued but unpaid dividends granted with respect to a Raven RSU will automatically vest and be paid or distributed to the holder of such Raven RSU. To the extent the number of shares of common stock underlying a Raven RSU is based on the satisfaction of performance conditions, such performance conditions will be deemed to have been earned at the greater of (i) the target amount under the terms of the applicable award agreement and (ii) the amount based on the actual performance level achieved under such award agreement based on performance through the Effective Time, such performance to be determined by the Company’s reasonable determination of performance as of immediately prior to the Effective Time.

Each deferred stock unit (a “Raven DSU”) that is outstanding under a Raven Stock Plan, whether vested or not vested, will automatically be canceled in exchange for the right to receive an amount in cash equal to the product of the Merger Consideration and the number of shares of common stock represented by the Raven DSU. Any accrued but unpaid dividends granted with respect to a Raven DSU will automatically vest and be paid or distributed to the holder of such Raven DSU.

Each option to acquire shares of common stock (a “Raven Stock Option”) that is outstanding under a Raven Stock Plan, whether or not vested or exercisable, will automatically be canceled in exchange for the right to receive an amount in cash (without interest) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Raven Stock Option by (ii) the number of shares of common stock underlying the Raven Stock Option. Any Raven Stock Option for which the exercise price is equal to or greater than the Merger Consideration will be canceled without any consideration.

Description of Merger Agreement Not Complete

The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. It is not intended to provide any factual information about the Company, CNH Industrial or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specified dates; were made solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by the Company’s shareholders, but rather as a way of allocating the risk between the parties in the event that statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by the Company’s shareholders. the Company’s shareholders are not third-party beneficiaries under the Merger Agreement (except, following the Effective Time, with respect to the Company’s shareholders’ right to receive the merger consideration pursuant to the Merger Agreement and the right of the Company on behalf of its shareholders to pursue damages for any willful and material breach by CNH Industrial of the Merger Agreement) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, CNH Industrial or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or CNH Industrial’s public disclosures.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On June 20, 2021, the Personnel & Compensation Committee (the “Committee”) of the Board of the Company approved (i) the entry by the Company into Amended and Restated Change in Control Agreements (collectively, the “Amended Change in Control Agreements”) with certain executives of the Company, including the Company’s named executive officers, (ii) the entry by the Company into an amendment and restatement of the existing employment agreements with the Company’s Chief Executive Officer, Daniel A. Rykhus, and Division Vice President and General Manager for Raven Applied Technology, Steven E. Brazones (collectively, the “Employment Agreement Amendments”) and (iii) the adoption by the Company of the Retention Program (as defined below).

The Amended Change in Control Agreements for the Company’s named executive officers and the Company’s Chief Financial Officer, Taimur Sharih, provide that in the event of a termination of the executive’s employment by the Company without Cause or by the executive due to a Constructive Termination (as such terms are defined in the Amended Change in Control Agreements) within two years following a change of control (which will include the Merger), the executive will be entitled to the following severance benefits: (i) the product of (x) the sum of (A) the executive’s annual base salary in effect as of the executive’s termination and (B) the executive’s target bonus amount under the Company’s short-term incentive plan (the “STIP”) for the year of termination, and (y) a multiple, with such multiple being equal to three for Mr. Rykhus, two for Mr. Brazones and Mr. Sharih, and one-and-one-half for Anthony Schmidt, Scott Wickersham and Lee Magnuson; (ii) a prorated bonus under the STIP based on the greater of (A) the applicable target bonus amount and (B) the reasonably anticipated achievement of the applicable performance metrics for the entire fiscal year in which the termination occurs, provided, however, that such bonus will not be duplicative of any bonus to which such executive is entitled under the Merger Agreement for such fiscal year; (iii) reimbursement of the employer portion of the executive’s COBRA premiums for up to eighteen months following the executive’s termination; and (iv) the accelerated vesting of any performance-based stock units (“PSUs”) in an amount equal to the greater of (A) the target amount of such PSUs and (B) an amount based on actual performance through the change in control. In addition, Mr. Rykhus and Mr. Schmidt will vest in all respects in their post-retirement benefits upon such a termination of their employment.

Under the Employment Agreement Amendments, the severance benefits provided to Mr. Rykhus and Mr. Brazones upon or following a Change in Control were removed in recognition of the Company’s entry into Amended Change in Control Agreements with Mr. Rykhus and Mr. Brazones. The Employment Agreement Amendments amend and restate in their entirety each of Mr. Rykhus’s and Mr. Brazones’s existing employment agreements with the Company.

In connection with entering into the Merger Agreement, the Committee also approved the adoption of a retention program under which the Company may pay cash-based retention bonuses (the “Retention Bonuses”) to up to 183 employees of the Company in an aggregate amount of up to $10.3 million (the “Retention Program”). Retention Bonuses under the Retention Program will include potential payments of $1,230,000 to Mr. Rykhus, $597,000 to Mr. Brazones, $390,000 to Mr. Sharih, $180,000 to Mr. Schmidt, $345,000 to Mr. Wickersham and $338,000 to Mr. Magnuson. Subject to their continued employment through the applicable vesting date, up to 50% of each participant’s award under the Retention Program will vest and be payable within 60 days following the closing of the Merger and at least 50% of such participant’s award under the Retention Program will vest and be payable six months following the closing of the Merger (or three months in the case of Mr. Rykhus), subject, in each case, to earlier vesting and payment upon a termination of the participant’s employment by the Company without Cause or by the Participant due to a Constructive Termination (as such terms are defined in the individual award agreements under the Retention Program).

The foregoing summaries of the Amended Change in Control Agreements, Employment Agreement Amendments and Retention Program do not purport to be complete and are qualified in their entirety by reference to the text of the form of the Amended Change in Control Agreements, the Employment Agreement Amendments and the form of the individual award agreements under the Retention Program, copies of which are filed as exhibits hereto.

Important Information For Investors And Shareholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed transaction between the Company and CNH Industrial. In connection with this proposed transaction, the Company may file one or more proxy statements or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement or other document the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to shareholders of the Company as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at https://investors.ravenind.com or by contacting the Company’s primary investor relation’s contact by email at Margaret Carmody or by phone at Margaret.Carmody@ravenind.com.

Participants in Solicitation

The Company, CNH Industrial, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the fiscal year ended January 31, 2021, which was filed with the SEC on March 24, 2021, its proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on April 9, 2021, certain of its Quarterly Reports on Form 10-Q and certain of its Current Reports filed on Form 8-K.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

Certain statements contained in this communication are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future, not past or historical events. Without limiting the foregoing, the words "anticipates," "believes," "expects," "intends," "may," "plans," "should," "estimate," "would," "will," "predict," "project," "potential," and similar expressions are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions when made, there is no assurance that such assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, failure to obtain the required vote of the Company’s shareholders; the timing to consummate the proposed transaction; the risk that a condition of closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of the Company; and the risk that the proposed transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers; as well as risk factors listed from time to time in the Company’s filings with the SEC. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ITEM 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among Raven Industries, Inc., CNH Industrial N.V. and CNH Industrial South Dakota, Inc., dated as of June 20, 2021.*
10.1	Form of Amended and Restated Change in Control Agreement by and between Raven Industries, Inc. and the applicable participant.
10.2	Second Amended and Restated Employment Agreement by and between Raven Industries, Inc. and Daniel A. Rykhus, dated as of June 20, 2021.
10.3	Second Amended and Restated Employment Agreement by and between Raven Industries, Inc. and Steven E. Brazones, dated as of June 20, 2021.
10.4	Form of retention bonus award agreement by and between Raven Industries, Inc. and the applicable participant.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RAVEN INDUSTRIES, INC.

By:	/s/ Lee A. Magnuson
Lee A. Magnuson
General Counsel & Vice President, Corporate Secretary

Dated: June 24, 2021